Exhibit 99(b)

Non-GAAP Financial Measures

     The press release dated January 16, 2004, which announces earnings for our fourth quarter and full year 2003, includes "non-GAAP financial measures" as defined by SEC rules. Specifically, the release refers to:

  fourth quarter 2003 earnings growth, excluding the effects of a charge at ERC in the fourth quarter of 2002, and the effects of the Power Systems business and non-cash earnings from U.S. pension plans in the fourth quarters of 2002 and 2003; and

  fourth quarter 2003 industrial sales growth, excluding the effects of the Power Systems business in the fourth quarters of 2002 and 2003: and full year 2003 earnings growth and revenues increase, excluding the effects of the Power Systems business in 2002 and 2003.

     We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see fourth quarter 2003 earnings growth without the effects of the prior year ERC charge, the decline in sales of large gas turbines in the U.S. and the decline in non-cash earnings from U.S. pension plans. Similarly, we believe presentation of fourth quarter 2003 growth in industrial sales and full year 2003 earnings and revenues without the effect of the aforementioned decline in gas turbine sales is useful to investors.

     The unaudited figures and forward looking statements in this presentation relating to the financial performance of GE have not been prepared or verified to the standards required by the UK City Code on takeovers and mergers, including its requirements for reports by auditors and financial advisors. A number of the slides in this presentation bear the symbol "*". Please refer back to this statement whenever you see that symbol.

Earnings Growth ex. ERC Charge, Power Systems and Pension Income*
($ in millions)	4Q'03	4Q'02	V%

Earnings	$4,560	$3,102	47%

ERC charge	–	1,386

Power Systems earnings (at 35% tax rate)	(740)	(882)

Pension income	(170)	(312)

Earnings ex. ERC charge, Power Systems and Pension income	$3,650	$3,294	11%

Industrial Sales ex-Power Systems*
($ in millions)	4Q'03	4Q'02	V%

Industrial sales	$20,581	$19,724	4%

Less: Power Systems sales	5,514	5,966	(8)

Sales ex. Power Systems	$15,067	$13,758	10%

Revenues ex-Power Systems*
($ in millions)	2003	2002	V%

Revenues	$134,187	$132,210	1%

Less: Power Systems revenues	18,462	22,926	(19)

Revenues ex. Power Systems	$115,725	$109,284	6%

Earnings ex-Power Systems*
($ in millions)	2003	2002	V%

Earnings	$15,589	$15,133	3%

Less: Power Systems earnings (at 35% tax rate)	2,612	4,025	(35)

Earnings ex. Power Systems	$12,977	$11,108	17%